Exhibit 99.5
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into on February 17, 2009, by and between TD AMERITRADE Holding Corporation, a Delaware corporation (“Buyer”), and Marlene M. Ricketts (“Ricketts”) and the Joe and Marlene Ricketts Grandchildren’s Trust (the “Grandchildren’s Trust” and, collectively with Ricketts, “Sellers”). Buyer and each Seller are referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, Ricketts desires to sell to Buyer, and Buyer desires to purchase from Ricketts, an aggregate of 15,000,000 shares of common stock of Buyer (the “Ricketts Shares”) for cash on the terms set forth below.
     WHEREAS, the Grandchildren’s Trust desires to sell to Buyer, and Buyer desires to purchase from the Grandchildren’s Trust, an aggregate of 19,008,000 shares of common stock of Buyer (the “Grandchildren’s Trust Shares” and, collectively with the Ricketts Shares, the “Shares”) for cash on the terms set forth below.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Purchase and Sale of Shares
     (a) Transaction. On and subject to the terms and conditions of this Agreement, (i) Buyer agrees to purchase from Ricketts (the “Ricketts Purchase”), and Ricketts agrees to sell to Buyer, the Ricketts Shares at the Closing (defined below), in exchange for an amount equal to U.S. $11.85 in cash per Share (the “Per Share Purchase Price”) multiplied by the number of Ricketts Shares (such amount, the “Aggregate Ricketts Purchase Price”), and (ii) Buyer agrees to purchase from the Grandchildren’s Trust (the “Grandchildren’s Trust Purchase” and, together with the Ricketts Purchase, the “Purchases”), and the Grandchildren’s Trust agrees to sell to Buyer, the Grandchildren’s Trust Shares at the Closing, in exchange for an amount equal to the Per Share Purchase Price multiplied by the number of Grandchildren’s Trust Shares (such amount, the “Aggregate Grandchildren’s Trust Purchase Price”). Buyer shall pay the Aggregate Ricketts Purchase Price in immediately available funds by wire transfer to the account designated as the “Ricketts Account” on Schedule 1 to this Agreement, and Buyer shall pay the Aggregate Grandchildren’s Trust Purchase Price in immediately available funds by wire transfer to the account designated as the “Grandchildren’s Trust Account” on Schedule 1 to this Agreement.
     (b) Closing.
     (i) Subject to the satisfaction of the conditions set forth in Section 3(a) on and as of the Closing Date, Buyer and each Seller shall consummate the Purchase at a closing (the “Closing”) to take place as soon as practicable following the satisfaction of the conditions set forth in Section 3(a); provided, however, that Buyer shall not be required to consummate the Purchase prior to the 3rd business day following the date hereof (the “Closing Date”). If the Closing does not occur prior to February 27, 2009, any Party may terminate this Agreement by providing written notice of such termination to the other Parties, and in such case no Party shall have any further obligation or liability hereunder (it being understood that any Party may still seek appropriate damages from any other Party that breaches any of its obligations hereunder prior to such termination, including its obligation to effect the Purchases). At the Closing, Sellers will deliver to Buyer the Shares (including, with any that are in certificated form, endorsed in blank or accompanied by duly executed assignment documents), and Buyer will deliver to Sellers the Purchase Price pursuant to §1(a).
     (c) Board Representation
     (i) On the Closing Date, (A) the number of R Directors (as defined by the Stockholders Agreement,

dated as of June 22, 2005, among the Buyer, The Toronto-Dominion Bank and certain other stockholders, as amended (the “Stockholders Agreement”)) shall be reduced from three to two as a result of the Purchases (it being understood that nothing herein shall prevent the number of R Directors from increasing back to three pursuant to the Stockholders Agreement in the event that the R Parties obtain additional shares of Buyer’s common stock in the future), and (B) the R Parties shall deliver to the Buyer the resignation of one of the R Directors effective as of the Closing Date notwithstanding anything to the contrary contained in the Stockholders Agreement.
     §2. Representations and Warranties.
     (a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this §2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date).
     (i) Authorization of Transaction. Such Seller has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller needs not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for such filings as may be required under the Securities Act and regulations promulgated thereunder.
     (ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which such Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party or by which he is bound or to which any of his assets are subject (except under the Stockholders Agreement) or (C) result in the imposition or creation of any mortgage, pledge, lien, encumbrance or other security interest (a “Lien”) upon or with respect to the Shares of such Seller.
     (iii) Brokers’ Fees. Such Seller has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (iv) Shares. Such Seller holds of record and owns beneficially the Shares free and clear of any restrictions on transfer (other than any restrictions under the Stockholders Agreement, the Securities Act (and regulations promulgated thereunder) and state securities laws), Liens, options, warrants and purchase rights, and to such Seller’s knowledge, claims and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of the Shares.
     (b) Buyer’s Representations and Warranties. Buyer represents and warrants to each Seller that the statements contained in this §2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date).
     (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
     (iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.
     (iv) Brokers’ Fees. Buyer has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
     §3. Conditions to Obligation to Close
     (a) The obligation of each of Buyer and Seller to consummate the Purchases is subject to satisfaction of the following conditions at and as of the Closing:
     (i) with respect to the obligations of the Buyer, the representations and warranties set forth in §2(a) above, and with respect to the obligations of Sellers, the representations and warranties set forth in §2(b) above, shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date.
     (ii) there shall not be any injunction, judgment, order, decree or ruling in effect prohibiting or otherwise preventing consummation of the Purchases.
     §4. Miscellaneous.
     (a) Public Announcements. Each Party shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Buyer may, without the prior consent of the other Party hereto, issue any such press release or make any such public announcement or statement as may be required by law or the rules and regulations of the Nasdaq if Buyer first notifies and (if practicable) consults with each Seller regarding the timing and substance of such public announcement or statement, and each Seller may, without the prior consent of the other Parties hereto, make any filings as may be required by the federal securities laws if such Seller first notifies and (if practicable) consults with Buyer regarding the timing and substance of such filing.
     (b) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this

Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries and (ii) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (d) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     (f) Expenses. Buyer and each Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.
****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TD AMERITRADE HOLDING CORPORATION
By:	/s/ Frederick J. Tomczyk
	Name:	Frederick J. Tomczyk
	Title:	President and Chief Executive Officer

JOE AND MARLENE RICKETTS GRANDCHILDREN’S TRUST
By:	/s/ David K. Larson
	Name:	David K. Larson
	Title:	Trustee

/s/ Marlene M. Ricketts
Marlene M. Ricketts

Solely for purposes of §1(c)

/s/ J. Joe Ricketts
J. Joe Ricketts